Free Writing Prospectus	Filed Pursuant to Rule 433 Registration Statement No. 333-191801 March 5, 2014

March 5, 2014

Dear Valued Client,

Prime Meridian Holding Company, parent company of Prime Meridian Bank, recently commenced an initial public offering of common stock (the “Offering”) which will be offered in those states where we have elected to register the securities. This is a milestone in the history of our Bank. Prime Meridian Bank and the Company, have successfully navigated their way through the recent unprecedented and prolonged recession, and are now well positioned for both organic and acquisition growth. Because of your past support and loyalty as a client, we would like to make you aware of the Offering.

The Company is offering up to 1,200,000 shares of common stock at a price of $12.50 per share. Investors may purchase from 500 shares up to a maximum of 80,000 shares. There is no minimum number of shares that we must sell in this Offering and the proceeds will immediately be available to the Company. Should we sell all of the shares offered, we will raise $15,000,000, less Offering expenses, which will be used for maintaining liquidity at the Company and funding the Bank’s organic growth, while maintaining strong capital levels. Additionally, the proceeds could be used for branching or acquisition opportunities in North Florida, South Georgia, or South Alabama over the next 18 months.

The Offering will continue on an ongoing basis until March 31, 2014, unless terminated earlier or extended to a date no later than June 30, 2014, by the Company’s Board of Directors. The terms of the Offering, as well as information about our financial results and condition, are contained within a Prospectus that has been filed with the Securities and Exchange Commission as part of our Registration Statement. A copy of the Prospectus is also available from the Bank and the Bank’s website, www.primemeridianbank.com. If you are interested in receiving more information about this Offering, please call me directly at (850) 907-2301.

We thank you for your continued support of Prime Meridian Bank.

Sincerely,

Sammie D. Dixon, Jr.

Chief Executive Officer and President

This letter may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this letter are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates and expectations. These forward-looking statements involve risk and uncertainty and a number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Registration Statement on Form S-1, dated December 11, 2013, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.